Exhibit 99.2

Dolby Laboratories Announces an Additional $300 Million for Stock Repurchase Program

SAN FRANCISCO--(BUSINESS WIRE)--July 29, 2010--Dolby Laboratories, Inc. (NYSE:DLB) today announced that its Board of Directors has approved an additional $300 million for its stock repurchase program bringing the approximate amount available for future repurchases of Dolby’s Class A Common Stock to $347 million. The objective of the ongoing program is to offset dilution from the Company’s equity compensation programs.

Stock repurchases under this program may be made through open market transactions, negotiated purchases, or otherwise, at times and in such amounts as Dolby considers appropriate. The timing of repurchases and the number of shares repurchased will depend on a variety of factors including price, regulatory requirements and other market conditions. Dolby may limit, suspend or terminate the stock repurchase program at any time without prior notice. Any shares repurchased under the program will be returned to the status of authorized but unissued shares of Class A Common Stock.

Forward-Looking Statements

Certain statements in this press release, including statements relating to Dolby’s intention to repurchase its Class A Common Stock in the future, are “forward-looking statements” that are subject to risks and uncertainties. These forward-looking statements are based on management’s current expectations, and as a result of certain risks and uncertainties, actual results may differ materially from those projected. The following important factors, without limitation, could cause actual results to differ materially from those in the forward-looking statements: risks associated with changing stock market conditions, Dolby’s ability to make appropriate, timely and beneficial decisions as to when, how, and whether to purchase shares under the stock repurchase program, alternative uses of Dolby’s capital and other risks detailed in Dolby’s Securities and Exchange Commission filings and reports, including the risks identified under the section captioned “Risk Factors” in its most recent Periodic Report on Form 10-Q. Dolby disclaims any obligation to update information contained in these forward-looking statements whether as a result of new information, future events, or otherwise.

About Dolby Laboratories

Dolby Laboratories (NYSE:DLB) is the global leader in technologies that are essential elements in the best entertainment experiences. Founded in 1965 and best known for high-quality audio and surround sound, Dolby creates innovations that enrich entertainment at the movies, at home, or on the go. For more information about Dolby Laboratories or Dolby® technologies, please visit www.dolby.com.

Dolby and the double-D symbol are registered trademarks of Dolby Laboratories. S10/23161 DLB-F

CONTACT:
Dolby Laboratories
Investor:
Alex Hughes, 415-645-4572
investor@dolby.com